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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239389

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.0001 per share	6,900,000	$31.25	$215,625,000	$27,989

(1)
Includes 900,000 shares of Common Stock that may be purchased by the underwriter pursuant to its option to purchase additional shares.

(2)
Calculated in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3ASR (File No. 333-239389).

PROSPECTUS

6,000,000 Shares

Common Stock

Editas Medicine, Inc. is offering 6,000,000 shares of its common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol "EDIT." The last reported sale price of our common stock on The Nasdaq Global Select Market on June 23, 2020 was $34.34 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 of this prospectus, as well as those contained in the documents incorporated by reference herein.

	Price to public	Underwriting Discounts and Commissions(1)	Proceeds to Editas
Per Share	$31.25	$1.70	$29.55
Total	$187,500,000	$10,200,000	$177,300,000

(1)
See "Underwriter" beginning on page 24 of this prospectus.

We have granted the underwriter an option to purchase up to an additional 900,000 shares of our common stock at the public offering price less the underwriting discounts and commissions. The underwriter can exercise this option at any time within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to investors on or about June 26, 2020.

MORGAN STANLEY

The date of this prospectus is June 23, 2020.

PROSPECTUS

        We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included in this prospectus and the information incorporated herein by reference, including statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

        In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the information incorporated herein by reference are only predictions. We have based these forward-looking statements largely on our expectations and projections about future events and financial trends that we believe may affect our business, financial condition, results of operations, and prospects, in each case as of the time we made such forward-looking statement. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. We have included important factors in the cautionary statements included in this prospectus and the information incorporated by reference herein, particularly under the heading "Risk Factors" in this prospectus and in the documents incorporated by reference herein, that could cause actual results or events to differ materially from the forward-looking statements that we make. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained or incorporated by reference herein.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate herein by reference. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 11 of this prospectus and in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Overview

        We are a leading, clinical stage genome editing company dedicated to developing potentially transformative genomic medicines to treat a broad range of serious diseases. The promise of genomic medicines is supported by the advancing knowledge of the human genome, and harnessing the progress in technologies for cell therapy, gene therapy, and, most recently, genome editing. We believe this progress sets the stage for us to create unprecedented medicines with the potential to have a durable benefit for patients. At Editas Medicine, our core capability in genome editing uses the technology known as CRISPR (clustered, regularly interspaced, short palindromic repeats) with which we can create molecules that efficiently and specifically edit DNA. Our mission is to translate the promise of genome editing into a broad class of differentiated, transformational medicines for diseases of high unmet need.

        We are advancing both in vivo CRISPR medicines, in which the medicine is injected or infused into the patient to edit the cells inside their body, and engineered cell medicines, in which cells are edited with our technology and then administered to the patient. For our in vivo CRISPR medicines, we are leveraging an adeno-associated virus ("AAV")-mediated editing platform with our proprietary Staphylococcus aureus Cas9 ("SaCas9") to develop these medicines. In ocular diseases, our most advanced program is designed to address a specific genetic form of retinal degeneration called Leber congenital amaurosis 10 ("LCA10"), a disease for which we are not aware of any available therapies and only one other potential treatment in clinical trials in the United States and Europe. In mid-2019, we initiated a Phase 1/2 clinical trial for EDIT-101 (also known as AGN-151587), an experimental medicine to treat LCA10, pursuant to an investigational new drug application ("IND") that we filed in October 2018 and which was accepted by the United States Food and Drug Administration ("FDA") in November 2018. In March 2020, we and our partner Allergan Pharmaceuticals International Limited (together with its affiliates, "Allergan"; in May 2020, Allergan was acquired by AbbVie Inc.) announced the first patient dosing in this clinical trial. We expect to enroll approximately 18 patients in the United States and Europe in up to five cohorts. We aim to complete dosing of the adult low-dose cohort and to dose at least one patient in the adult mid-dose cohort by the end of 2020 with the potential for data also by the end of 2020. In addition, we initiated a clinical natural history study in 2017 to evaluate the clinical course and characteristics of LCA10 more extensively.

        We believe preclinical results to date with EDIT-101 validate our platform technology, including its potential application to other ocular diseases, such as Usher syndrome 2A ("USH2A") and autosomal dominant retinitis pigmentosa 4 ("adRP4"), as well as diseases of other organs and tissues. In 2019, we achieved in vivo preclinical proof of concept and declared a development candidate, referred to as EDIT-102, for USH2A. In 2019, we also advanced preclinical studies for our adRP4 program. We are leveraging our AAV-mediated editing platform and expertise in ocular therapies to pursue additional therapeutic areas to treat other organ and tissues that are accessible by AAV. For example, in 2019, we entered into a strategic research collaboration with Asklepios BioPharmaceutical, Inc., a fully integrated AAV gene therapy company ("AskBio"), to explore the use of our AAV-mediated editing platform to treat neurological diseases.

        In addition to developing in vivo CRISPR medicines, the development of engineered cell medicines is a core part of our research effort and product pipeline. We believe that advances in genome editing will both improve the characteristics of current cellular medicines and also expand the universe of cellular medicines that can be developed. To this end, we have established capabilities to efficiently and specifically edit hematopoietic stem cells ("HSCs"), natural killer ("NK") cells and T cells, which we believe can lead to best-in-class medicines for hemoglobinopathies and cancer.

        For our engineered cell medicines, our lead program is EDIT-301, an experimental medicine to treat sickle cell disease and beta-thalassemia. We have initiated IND-enabling studies for EDIT-301 and aim to file an IND for EDIT-301 for sickle cell disease by the end of 2020. The CRISPR nuclease used in our EDIT-301 program is a proprietary engineered form of Cas12a for which we have exclusively licensed the foundational intellectual property to develop and commercialize human therapeutics. We believe our editing approach, including targeting the HBG1/2 gene and the use of Cas12a, differentiates us from other genome editing companies working on sickle cell disease and positions us to develop a potentially best-in-class medicine to treat sickle cell disease and beta-thalassemia.

        We have also continued to develop our capabilities to generate cells from induced pluripotent stem cells ("iPSCs") and to edit cells obtained from healthy donors to develop engineered cell medicines to treat cancer. For example, in 2019, we advanced engineered iPSC-derived NK ("iNK") cell medicines for solid tumors using technology from BlueRock Therapeutics LP ("BlueRock") and generated edited NK cells from both healthy donors and iPSCs with significantly increased anti-cancer activity. In 2020, we initiated IND-enabling studies for EDIT-201, an engineered healthy donor NK (HDNK) cell medicine to treat solid tumors. We are also advancing alpha-beta T cell medicines in collaboration with Juno Therapeutics, Inc., a wholly owned subsidiary of Bristol-Myers Squibb Company ("Juno Therapeutics"). We believe these approaches and expertise will allow us to develop allogeneic, off-the-shelf engineered cell medicines, as opposed to relying on the need to obtain cells directly from a patient. For our allogeneic, off the shelf medicines, we edit cells from a pool of healthy donors or from iPSCs which are subsequently differentiated into effector cells, such as NK cells or T cells. The engineered cells are then administered to the patient. These allogeneic cell medicines have the potential to greatly reduce the costs and complexity of engineered cells and increase the number and type of cancers that we can potentially address.

Our Genomic Medicine Programs

        We have initiated a diversified range of research programs across multiple therapeutic and disease areas. Our product development strategy is to target diseases where gene editing can be used to enable or enhance therapeutic outcomes for patients. We believe the therapeutic programs and delivery technologies we have chosen to date will demonstrate the depth and breadth of our ability to deploy our genome editing platform to develop differentiated, transformational medicines for patients with high unmet need. The following summarizes our research programs, product candidates and disease areas:

In Vivo CRISPR Medicines—Ocular

        We have granted Allergan an exclusive option to exclusively license from us up to five collaboration development programs for the treatment of ocular disorders, including EDIT-101. In 2018, Allergan exercised its option with respect to EDIT-101. In 2019, Allergan entered into a profit-sharing arrangement with us in the United States for such program.

Leber Congenital Amaurosis 10

        Leber congenital amaurosis ("LCA") is a heterogeneous group of inherited retinal dystrophies caused by mutations in at least 18 different genes and is the most common cause of inherited childhood blindness, with an incidence of two to three per 100,000 live births worldwide. Symptoms of LCA appear within the first year of life with significant vision loss, rapid involuntary movements of the eyes, painful eye response to bright light, and absence of measurable electroretinogram recordings due to a lack of functional photoreceptor cells. The most common form of the disease is LCA10, a monogenic disorder that represents approximately 20-30% of all LCA subtypes. LCA10 is caused by autosomal recessive mutations in the CEP290 gene, which encodes a protein required for the survival and proper function of photoreceptor cells. The most frequently found mutation within the CEP290 gene, occurring in approximately 85% of north and west European patients with LCA10, is an A to G nucleotide change that disrupts normal splicing, or processing, of the gene message, ultimately resulting in a deficiency of functional CEP290 protein. Decreased CEP290 protein leads to loss of the outer segments of photoreceptor cells and function over time, which leads to blindness. We believe there are between 2,000 and 5,000 LCA10 patients in the United States and Europe.

        EDIT-101 uses an AAV5 vector to deliver the DNA encoding SaCas9 and two guide RNAs to photoreceptor cells in the eye. This experimental CRISPR medicine is designed to eliminate a disease-causing A to G nucleotide change in a non-coding region, or intron, of the CEP290 gene by cutting out that nucleotide and surrounding DNA. We believe this genome editing approach has the potential to restore normal protein expression and function of the remaining photoreceptor cells, which could improve vision or arrest the further loss of vision in LCA patients. Certain clinical research studies estimated that retention of 10% of photoreceptors can impart meaningful vision in humans. Based on these studies, we have prespecified a therapeutic target of 10% productive editing of photoreceptors with the assumption that each productively edited photoreceptor will be fully functional. We have tested EDIT-101 in preclinical studies by delivering several dose quantities of EDIT-101 subretinally in mice that had a humanized CEP290 gene. Subretinal delivery of EDIT-101 in humanized CEP290 mice showed rapid and sustained CEP290 gene editing. These studies demonstrated that EDIT-101 edited the relevant cells at therapeutically relevant levels as early as a week following dosing and greater than 10% editing at AAV dose levels that have been safely administered to humans based on prior clinical studies.

        To investigate genome editing in vivo, we conducted studies in non-human primates using subretinal injection of an AAV5 expressing SaCas9 and nonhuman primate specific guide RNAs. After either six or 13 weeks, animals were euthanized and retinal tissue from the injected region was removed for analysis. These studies showed that AAV genomes and Cas9 expression were limited to photoreceptors. In addition, we estimate that 12-22% and 50% of CEP-290 alleles were productively edited at six weeks and at 13 weeks, respectively. In these studies, productive editing is defined as the proportion of photoreceptor cells edited in a manner that we believe will restore CEP290 protein function. All of these values exceed our prespecified therapeutic target of 10% productive editing. Furthermore, these doses were shown in subsequent studies to be well tolerated in non-human primates based on visual and immunohistochemical analysis. Similar studies in mice showed that editing was rapid, achieving maximum levels by six weeks, and stable with changes maintained for the 26 weeks of the study at an AAV dose that has been safely administered to humans.

        In 2017, we initiated a natural history study of LCA10 patients. In this study, we are assessing the manifestations and course of the LCA10 disease in approximately 40 patients across a range of ages and disease severity at seven sites in the United States and Europe. Patients are evaluated six times over the course of a year. The purpose of the study was to inform the clinical trial design and enrollment for our Phase 1/2 clinical trial of EDIT-101 through the characterization of patients' baseline status and the rate of change of the disease, as well as to validate endpoints of the Phase 1/2 clinical trial for EDIT-101.

        In mid-2019, we and Allergan initiated an initial Phase 1/2 clinical trial which is an open-label, single ascending dose trial of EDIT-101 in adult and pediatric (i.e., ages 3 to 17 years) patients with retinal degeneration caused by a homozygous or compound heterozygous mutation of the CEP290 gene, which is referred to as an IVS26 mutation. Patients will receive a single dose of EDIT-101 administered via subretinal injection in one eye. Approximately 18 patients will be enrolled at approximately eight trial centers in the United States and Europe. Up to five cohorts across three doses will be enrolled in this clinical trial. The primary endpoint of the trial is an assessment of safety and tolerability, and the secondary endpoint is to evaluate the efficacy of a single dose of EDIT-101 on change from baseline in various parameters. Efficacy will be evaluated at multiple timepoints, including core measures every three months for the first year and then less frequently thereafter. In March 2020, we and Allergan announced the first patient dosing in this clinical trial. We aim to complete dosing of the adult low-dose cohort and to dose at least one patient in the adult mid-dose cohort by the end of 2020 with the potential for data also by the end of 2020.

        In May 2020, AbbVie Inc. acquired Allergan. AbbVie has already announced certain changes and may announce additional changes in Allergan's business priorities as AbbVie integrates Allergan into its ongoing operations. AbbVie's acquisition of Allergan could affect Allergan's willingness to perform its obligations or exercise its options under our collaboration agreement with Allergan, have an impact on Allergan's ability to retain and motivate key personnel who are important to our collaboration, and reduce or terminate its efforts on the development of our product candidates. In addition, AbbVie could sell or otherwise dispose of our collaboration agreement and the programs under it, including the LCA10 program, or our profit-sharing agreement, or cause the Allergan collaboration and/or the profit-sharing agreement to terminate. At this time, we are not aware of any decisions that have been made regarding our ongoing collaboration for EDIT-101 or other option programs. Any of the foregoing that involve

Allergan's collaboration with us or the LCA10 program could have an adverse effect on our collaboration with Allergan, on the LCA10 program and on the ongoing Phase 1/2 clinical trial of EDIT-101. In the event that Allergan terminates the collaboration agreement or the profit-sharing agreement or we otherwise reacquire the rights we have licensed to AbbVie, we would take responsibility for the LCA10 program and the Phase 1/2 clinical trial, which could increase our expenses or result in delays in our product timelines.

Other Eye Diseases

        We are also pursuing the development of therapies for eye diseases other than LCA10, including USH2A and adRP4. We believe that our experience with the LCA10 program will support the development of therapies for these other eye diseases. For example, the successful construction and testing of the components of the AAV vector we are pursuing for EDIT-101 will continue to inform our approach to treating the most common cause of USH2A.

Usher Syndrome 2A

        USH2A gene mutations are the most common cause of Usher syndrome, a form of retinitis pigmentosa that also includes hearing loss. Loss of the usherin protein encoded by the USH2A gene leads to a degeneration of the retina and progressive vision loss. More than 200 mutations have been identified for this gene. Our initial goal in this research program is to address mutations within exon 13, which contains the highest percentage of USH2A gene mutations. We believe there are approximately 14,000 USH2A patients including up to approximately 4,000 Usher syndrome patients with the mutation we aim to correct. We have declared a development candidate, EDIT-102, to treat USH2A patients. EDIT-102 is comprised of the same proprietary enzyme, vector and promoter as EDIT-101. Under the terms of our collaboration agreement with Allergan, we have delivered a preclinical data package relating to EDIT-102 to Allergan for potential licensing. EDIT-102 is ready for IND-enabling studies pending Allergan's option exercise. Allergan's decision is expected in the third quarter of 2020.

        We tested EDIT-102 in preclinical studies of human cell lines and demonstrated approximately 47% productive editing in the cells that resulted in such cells expressing 60% more USH2A messenger RNA as compared to the unedited cells. In other preclinical studies, we tested EDIT-102 in humanized retinal organoids, which are three-dimensional structures derived from human pluripotent stem cells and can serve as an in vitro model of retinas, and demonstrated noticeable increases in the proper localization of the usherin complex in the photoreceptor cells at 120-140 days, as compared to retinal organoids formed from cells that contained a patient-derived mutation in exon 13.

Retinitis Pigmentosa

        Mutations in the human rhodopsin ("RHO") gene accounts for 25% of all forms of adRP4, a progressive form of retinal degeneration characterized by initial night blindness early in life followed by loss of peripheral vision and eventual complete blindness. More than 150 mutations in the RHO gene have been identified, with the most prevalent allele in the United States representing approximately 10% of all patients with adRP4. We believe there are approximately 26,000 adRP4 patients with mutations in the RHO gene. Leveraging our EDIT-101 and EDIT-102 learnings, we are developing a novel approach to treat all forms of adRP4 resulting from mutations in the RHO gene and aim to declare a development candidate, potentially using the same enzyme and vector as EDIT-101, by the end of 2021.

In Vivo CRISPR Medicines—Early Discovery Programs

        In addition to our ocular programs, we hope to leverage our expertise in developing genomic medicines utilizing AAV delivery to expand our in vivo programs to treat additional diseases and therapeutic areas, including Duchenne Muscular Dystrophy, peripheral nervous system, neuromuscular, liver, the central nervous system and cardiology. Under our strategic research collaboration with AskBio, we are aiming to develop a therapy to treat a neurological disease and achieve an in-vivo preclinical proof-of-concept for a neurological indication in 2020.

Engineered Cell Medicines

        Our most advanced engineered cell medicine, EDIT-301, is designed to treat sickle cell disease and beta-thalassemia. We are also developing multiple engineered cell medicines for the potential treatment of different cancers, including solid tumors. In our collaboration with Juno Therapeutics, we are researching and developing engineered alpha-beta ("ab") T cell therapies to treat cancer and autoimmune diseases. In our wholly-owned oncology programs, we are further developing our capabilities to generate certain engineered NK cells from iPSCs and healthy donor derived NK cells that we edit to treat solid tumors. We are also collaborating with Bluerock and Sandhill Therapeutics, Inc. to increase our technical capabilities in such programs.

Engineered Cell Medicines—Hemoglobinopathies

        We are developing an approach for genome editing in HSCs to support the advancement of research programs to treat non-malignant hematological diseases, including sickle cell disease and beta thalassemia.

        Patients suffering from sickle cell disease have a median life expectancy of 42-47 years and there are over 100,000 sickle cell disease hospitalizations in the United States annually. We are actively pursuing a distinct gene editing approach to treating these hemoglobinopathies. Our primary criteria for a successful product candidate include high and pancellular fetal hemoglobin ("HbF") with a best-in-class safety profile. To this end, we have developed EDIT-301, an experimental, autologous cell therapy that targets the HBG1/2 promoter in the beta-globin gene to stimulate HbF production, to treat sickle cell disease and plan to file an IND with the FDA by the end of 2020.

        We have focused our efforts on editing a site within the beta-globin locus that we believe has the potential to create superior expression of fetal hemoglobin since patients with elevated fetal hemoglobin levels have better clinical outcomes. We believe that EDIT-301 has the potential to impact beta-globin expression by increasing HbF and decreasing sickle globin. In particular, preclinical data shows that EDIT-301 induces more HbF than the approach of targeting the BCL11A erythroid enhancer ("BC11Ae"). Likewise, we believe our approach will reduce the sickle globin and, therefore, not have to compete for alpha globin in the same cell unlike lentiviral gene therapy approaches. Further, human genetic studies support editing at the beta-globin locus, but not at the BC11Ae locus. Our preclinical studies also identified one potential concern for BC11Ae editing as we found deleterious lineage skewing when editing the BCL11Ae locus. Finally, gene editing is more specific than lentiviral expression. To get the high levels of beta-globin required for an efficacious therapy, there will be cells in the CD34+ population, which are cells that contain the long-term stem cells that repopulate the hematopoietic lineages, that carry more than twenty copies of the viral genome. These random integration events have the potential to inadvertently activate or inactivate genes involved in cell function and tumorigenesis. As such, we believe our approach to editing the beta-globin locus provides the highest likelihood of providing clinical benefit in patients while working to minimize potential safety risks.

        Based on our belief that editing the beta-globin locus is the preferred therapeutic approach, we conducted a comprehensive screen of the beta-globin locus for sites that would elevate fetal hemoglobin. In particular, we screened over 26,000 guide RNAs spanning a 300 kb region of the beta-globin locus. This screen was successful in identifying several sites, including those predicted by human genetics, that elevate HbF. We then examined whether Cas9 or Cas12a was the preferred editing enzyme. We found that indels, which are small insertions and deletions at the cut site, larger than three nucleotide deletions induced more HbF than smaller deletions and that indels created by non-homologous end joining ("NHEJ") repair process are preferentially retained in vivo compared to indels created by microhomology-mediated end joining repair process. Finally, we found that Cas12a makes more larger deletions by NHEJ than Cas9.

        Using our approach in preclinical studies, we edited human CD34+ cells at the HBG1/2 promoter site and then infused these edited cells into immuno-compromised mice. Following such infusion, we collected bone marrow from the mice at eight- and 16-weeks post-infusion. Such studies demonstrated that the edited cells were able to repopulate all hematopoietic lineages, including red blood cell precursors, in the mice, resulting in increased production of fetal hemoglobin, with similar levels of cell death as compared to unedited cells. In contrast, we found that cells edited at the BCL11A erythroid enhancer site were not able to fully repopulate the erythroid lineage in mice and experienced increased levels of cell death as compared to unedited cells. If these results are seen in humans, then editing at the BCL11A erythroid enhancer site may not be an effective approach to treat sickle cell disease or beta-thalassemia.

        We also tested the ability of CD34+ cells obtained from healthy donors and edited at the beta-globin locus to induce fetal hemoglobin. As predicted from our in vitro studies, editing at the beta-globin site with Cas12a caused a robust induction of HbF with approximately 45% above the background levels and HbF induction was pancellular.

        We also tested CD34+ cells obtained from sickle cell patients and edited at the beta-globin locus. These studies showed that editing was highly efficient and reproducible, with approximately 90 percent editing in multiple sickle patient donors. We found EDIT-301 derived red blood cells had more than 50 percent HbF expression. Further, EDIT-301 derived red blood cells had a significant improvement in deformability, which could aid red blood cell transit without sickling, and a four-fold decrease in sickling, when subjected to reduced oxygen levels compared to unedited control cells. These data suggest EDIT-301 can provide potential clinical benefit for sickle patients. In vivo studies revealed editing was highly efficient with greater than 90 percent editing in bone marrow cells from mice infused with edited CD34+ cells 16 weeks post infusion. In these mice, HbF expression was increased by approximately 50 percent in the red blood cells derived from these edited cells. We also observed that approximately 90 percent of these cells were HbF positive, demonstrating that HbF expression was pan-cellular, a likely critical property for potential clinical benefit.

        These data demonstrate that editing at the beta-globin locus induces robust levels of HbF that are pancellular and does not cause lineage skewing. For these reasons, we believe our approach of editing the hemoglobin locus to increase fetal hemoglobin has the potential to generate differentiated medicines to benefit patients with sickle cell disease and beta thalassemia.

Engineered Cell Medicines—Alpha-Beta T Cells

        Engineered T cells, including alpha-beta T cells, have shown encouraging clinical activity against multiple cancers, culminating in the recent approval of two such therapies in the United States. Because of these promising results, there is significant interest in the medical community in expanding the application of this technology across a broader range of cancers and patients. We believe that our genome editing technology has the potential to improve multiple properties of these alpha-beta T cell therapies. Alpha-beta cells are part of the adaptive immune system and recognize tumors with endogenous alpha-beta T cell receptors or chimeric antigen receptors ("CARs") or engineered T cell receptors ("Engineered TCRs"). If we are successful, genome-edited engineered alpha-beta T cells have the potential to significantly expand the types of cancers treatable by CAR/ Engineered TCR alpha-beta T cells and to improve the outcomes of these therapies.

        Through our collaboration with Juno Therapeutics, we have applied our genome editing technology to multiple gene targets in order to improve the efficacy and safety of CAR/ Engineered TCR alpha-beta T cells directed against a range of tumor types. In addition, we have optimized genome editing components and delivery methods compatible with engineered alpha-beta T cell manufacturing methods developed by Juno Therapeutics.

Engineered Cell Medicines—Natural Killer Cells and Gamma Delta T Cells

        We are developing engineered NK cell medicines to treat solid tumors. NK cells are innate immune cells that can recognize tumor cells by a variety of mechanisms, including multiple innate receptors that recognize cells that do not express T cell antigens and cells that express stress ligands. NK cells are also part of a process known as antibody-directed cellular cytotoxicity ("ADCC") by which therapeutic antibodies are directed to and kill tumor cells. Further, NK cells have a lower risk of causing graft versus host disease. If we are successful, genome-edited NK cells have the potential to increase the signaling power of ADCC pathways, improve the persistence of NK cells and/or increase tumor microenvironment resistance. Genome-edited NK cells may be further engineered with one or more CARs or innate receptors to further improve one or more of these properties. For example, genome-edited engineered NK cells could be used to improve recognition of tumor cells lacking T cell antigens, including PD-1 non-responding tumors.

        Our two primary approaches to obtaining NK cells are obtaining such cells from healthy donors or differentiating iPSCs into such cells. Once we have obtained the cells, we then edit them to increase certain of the natural properties of the cell to better enable them to treat solid tumors, such as the cells persistence in vivo, its ability to withstand the tumor micro-environment, improved ability to cause ADCC and improved recognition of tumor cells. In preclinical studies, we have demonstrated our ability to efficiently edit healthy donor derived NK cells which resulted in a 54% increase in the amount of cytolysis in cultured cells, as compared to unedited NK cells. Further, we efficiently edited five genes in iPSCs at 70-100% levels. For one such edited iPSC, the resulting edited iNKs killed 74% of cultured cells while unedited cells only killed 2% of cultured cells. In 2020, we initiated IND-enabling studies for EDIT-201, an engineered healthy donor NK (HDNK) cell medicine to treat solid tumors. By the end of 2020, we aim to achieve in vivo preclinical proof-of-concept for our iPSC-derived NK cell program, in each case, to treat solid tumors.

        We have also begun researching and developing gamma delta T cell therapies to treat cancer. Like NK cells, gamma delta T cells are part of the innate immune system. We hope to leverage our capabilities and expertise in alpha-beta T cells and our NK cell programs to develop such therapies.

Our Corporate Information

        Our executive offices are located at 11 Hurley Street, Cambridge, Massachusetts, 02141, and our telephone number is (617) 401-9000. Our website address is www.editasmedicine.com. We have included our website address in this prospectus as an inactive textual reference only. Information contained on, or that can be accessed through, our website is not part of this prospectus.

        In this prospectus, unless otherwise stated or the context otherwise requires, references to "Editas," "we," "us," "our," and similar references refer to Editas Medicine, Inc. and its consolidated subsidiary.

        The Editas logo is our trademark. The other trademarks, trade names, and service marks appearing in this prospectus belong to their respective holders.

THE OFFERING

Common stock offered by us	6,000,000 shares.
Common stock to be outstanding after this offering	61,230,261 shares (or 62,130,261 shares if the underwriter exercises its option to purchase additional shares in full).
Option to purchase additional shares	We have granted the underwriter an option for a period of 30 days to purchase up to 900,000 additional shares of our common stock.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $177.0 million (or $203.6 million if the underwriter exercises its option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds to us from this offering to fund the Phase 1/2 clinical trial for EDIT-101, the research, development and preclinical studies for our other in vivo CRISPR medicine research programs, including EDIT-102, our engineered cell medicines research programs, including EDIT-301, and for working capital and other general corporate purposes. See "Use of Proceeds" for more information.
Risk factors
See "Risk Factors" beginning on page 11 and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq Global Select Market symbol	"EDIT"

        The number of shares of our common stock to be outstanding after this offering is based on the 55,230,261 shares of our common stock outstanding as of May 31, 2020, which includes 180,000 shares of unvested restricted stock subject to repurchase by us.

        The number of shares of our common stock to be outstanding after this offering excludes:

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  4,133,917 shares of common stock issuable upon exercise of stock options outstanding as May 31, 2020, at a weighted-average exercise price of $26.41 per share;

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  346,912 shares of common stock issuable upon vesting of restricted stock unit awards outstanding as May 31, 2020;

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  5,792,915 additional shares of common stock reserved as of May 31, 2020 for future issuance under our 2015 Stock Incentive Plan;

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  2,160,492 additional shares of common stock reserved as of May 31, 2020 for future issuance under our 2015 Employee Stock Purchase Plan; and

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  any shares of common stock that we may issue in satisfaction of certain payment obligations of ours under certain license agreements to which we are a party and certain promissory notes that we expect we may issue in the future in connection with these license agreements.

        Unless otherwise indicated, this prospectus reflects and assumes:

  •
  no exercise of the outstanding options described above; and

  •
  no exercise by the underwriter of its option to purchase additional shares of our common stock.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and under the section captioned "Risk Factors" contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus, or incorporated by reference herein, and in any free writing prospectus that we authorize for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to This Offering

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $24.50 per share, representing the difference between the public offering price of $31.25 per share and our as adjusted net tangible book value per share after giving effect to this offering at the public offering price. Moreover, as of May 31, 2020, there were 4,133,917 shares subject to outstanding options at a weighted-average exercise price of $26.41 per share and 346,912 shares subject to outstanding restricted stock unit awards. To the extent that these outstanding options are ultimately exercised or the underwriter exercises its option to purchase additional shares, you may incur further dilution. For a further description of the dilution you may experience immediately after this offering, see "Dilution."

You may experience future dilution as a result of future equity offerings.

        In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

        We may also in certain circumstances issue shares of our common stock in satisfaction of certain payment obligations of ours under certain license agreements to which we are a party and promissory notes that we expect we may issue in the future in connection with these license agreements. To the extent that we issue these shares for consideration per share that is less than the price per share paid by investors in this offering, you will incur further dilution. For more information, see "Business—Our Collaborations and Licensing Strategy" in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on February 26, 2020 and incorporated by reference herein.

We have broad discretion over the use of our cash, cash equivalents and marketable securities, including the net proceeds we receive in this offering, and may not use them effectively.

        Our management has broad discretion to use our cash, cash equivalents and marketable securities, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use to fund operations, we may invest our cash, cash equivalents and marketable securities in a manner that does not produce income or that loses value.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $177.0 million, or approximately $203.6 million if the underwriter exercises in full its option to purchase additional shares of our common stock, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We currently intend to use the net proceeds to us from this offering to fund the Phase 1/2 clinical trial for EDIT-101, the research, development and preclinical studies for our other in vivo CRISPR medicine research programs, including EDIT-102, our engineered cell medicines research programs, including EDIT-301, and for working capital and other general corporate purposes. We believe opportunities may exist from time to time to expand our current business through acquisitions of or license or collaboration agreements with complementary companies, products, or technologies. While we have no current agreements, commitments or understandings for any specific acquisitions or license or collaboration agreements at this time, we may use a portion of the net proceeds for these purposes.

        This expected use of the net proceeds to us from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development efforts, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our programs, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. As of March 31, 2020, we had cash, cash equivalents and marketable securities of $415.0 million. We estimate that the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, and anticipated interest income, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not expect that the net proceeds from this offering and our existing cash, cash equivalents and marketable securities will be sufficient to enable us to fund the completion of development of any product candidates we may develop.

        Pending our use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities and U.S. government securities.

 DIVIDEND POLICY

        We have not declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

 CAPITALIZATION

        The following table sets forth our cash, cash equivalents, marketable securities and capitalization as of March 31, 2020, as follows:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance and sale of 6,000,000 shares of common stock in this offering at the public offering price of $31.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read the following table together with our consolidated financial statements and the related notes to those statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference into this prospectus.

	As of March 31, 2020 (unaudited)
	Actual	As Adjusted
	(in thousands, except share data)
Cash, cash equivalents and marketable securities	$414,993	$592,040

Operating lease liabilities, net of current portion	21,530	21,530
Preferred stock, par value $0.0001 per share; 5,000,000 shares authorized no shares issued or outstanding	—	—
Common stock, par value $0.0001 per share, 195,000,000 shares authorized; 54,982,399 and 60,982,399 shares issued, actual and as adjusted; and 54,802,399 and 60,802,399 shares outstanding, actual and as adjusted	5	6
Additional paid-in capital	820,813	997,859
Accumulated other comprehensive income	694	694
Accumulated deficit	(586,945)	(586,945)

Total stockholders' equity	234,567	411,614

Total capitalization	$256,097	$433,144

        The table above does not include:

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  4,547,827 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $26.00 per share;

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  385,828 shares of common stock issuable upon vesting of restricted stock unit awards outstanding as of March 31, 2020;

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  5,762,951 shares of common stock reserved as of March 31, 2020 for future issuance under our 2015 Stock Incentive Plan; and

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  2,175,736 additional shares of our common stock available for future issuance as of March 31, 2020 under our 2015 Employee Stock Purchase Plan.

 DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the price per share you pay in this offering and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2020 was $234.6 million, or $4.27 per share of common stock based upon 54,982,399 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2020.

        After giving effect to our issuance and sale of 6,000,000 shares of our common stock in this offering at the public offering price of $31.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been $411.6 million, or $6.75 per share of common stock. This represents an immediate increase in net tangible book value of $2.48 per share to our existing stockholders and an immediate dilution of $24.50 per share to new investors in this offering. The following table illustrates this calculation on a per share basis.

Public offering price per share		$31.25
Net tangible book value per share as of March 31, 2020	$4.27

Increase in net tangible book value per share attributable to sale of shares of common stock in this offering	$2.48

As adjusted net tangible book value per share after giving effect to this offering		$6.75

Dilution per share to new investors in this offering		$24.50

        If the underwriter exercises its option to purchase additional shares in this offering in full, the as adjusted net tangible book value after the offering would be $7.08 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $2.81 and the dilution per share to new investors would be $24.17 per share, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If any shares are issued upon exercise of outstanding options or vesting of restricted stock unit awards at exercise prices below the public offering price in this offering, you will experience further dilution.

        The foregoing table and calculations are based on the 54,982,399 shares of our common stock outstanding as of March 31, 2020 which includes 180,000 shares of unvested restricted stock subject to repurchase by us and excludes:

  •
  4,547,827 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $26.00 per share;

  •
  385,828 shares of common stock issuable upon vesting of restricted stock unit awards outstanding as of March 31, 2020;

  •
  5,762,951 shares of common stock reserved as of March 31, 2020 for future issuance under our 2015 Stock Incentive Plan; and

  •
  2,175,736 additional shares of our common stock available for future issuance as of March 31, 2020 under our 2015 Employee Stock Purchase Plan.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our amended and restated by-laws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

        Our authorized capital stock consists of 195,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of May 31, 2020, 55,230,261 shares of common stock were outstanding, which were held of record by 14 stockholders (not including beneficial owners whose shares are held in street name), and no shares of preferred stock were outstanding.

Common Stock

        Annual Meeting.    Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose, and may be called only by the board of directors, the chairman of the board, or the chief executive officer, and business to be transacted at any special meeting is limited to matters related to the purpose or purposes stated in the notice of the meeting. Except as may be otherwise provided by applicable law, our restated certificate of incorporation, or our amended and restated by-laws, all elections of directors shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

        Dividends.    The holders of common stock, after any preferences of holders of any preferred stock, are entitled to proportionately receive dividends when and if declared by the board of directors out of legally available funds, subject to any preferential dividend or other rights of any series of preferred stock that we may designate and issue in the future.

        Liquidation and Dissolution.    If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of all debts and other liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

        Other Rights.    Holders of the common stock have no right to:

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  convert the stock into any other security;

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  have the stock redeemed;

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  purchase additional stock; or

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  maintain their proportionate ownership interest.

        The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Transfer Agent and Registrar.    Computershare Trust Company, N.A. is transfer agent and registrar for our common stock.

Preferred Stock

        We are authorized to issue "blank check" preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

        Delaware law, our restated certificate of incorporation, and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

        Staggered Board; Removal of Directors.    Our restated certificate of incorporation and amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

        Stockholder Action by Written Consent; Special Meetings.    Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the chairman of our board of directors, our Chief Executive Officer, or our board of directors.

        Advance Notice Requirements for Stockholder Proposals.    Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        Delaware Business Combination Statute.    We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

        Amendment of Certificate of Incorporation and Bylaws.    The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation described above under "—Staggered Board; Removal of Directors" and "—Stockholder Action by Written Consent; Special Meetings."

        Exclusive Forum Selection.    Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to our company or our stockholders, (3) any action asserting a claim against our company arising pursuant to any provision of the General Corporation Law of the State of Delaware or our restated certificate of incorporation or amended and restated bylaws, or (4) any action asserting a claim against our company governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for exclusive jurisdiction of the federal courts. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

        Blank Check Preferred Stock.    Our restated certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our company, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, our restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring, or preventing a change in control of the company. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

        Authorized But Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following is a discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner (other than a partnership or other pass-through entity) of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

        We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address the alternative minimum tax, the Medicare tax on net investment income, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

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  insurance companies;

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  tax-exempt organizations;

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  financial institutions;

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  brokers or dealers in securities;

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  regulated investment companies;

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  pension plans;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

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  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons who hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

        Prospective non-U.S. holders of our common stock should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

  Distributions on our common stock

        As discussed under "Dividend policy" above, we do not expect to make cash dividends to holders of our common stock in the foreseeable future. If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "Gain on disposition of common stock." Any distributions will also be subject to the discussions below under the headings "Information reporting and backup withholding" and "FATCA."

        Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

        A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

        A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

  Gain on disposition of common stock

        Subject to the discussion below under the headings "Information reporting and backup withholding" and "FATCA," a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder's sale, exchange or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above under the heading "Distributions on our common stock" also may apply;

  •
  the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

  •
  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

  Information reporting and backup withholding

        The gross amount of the distributions on our common stock paid to each non-U.S. holder and the tax withheld, if any, with respect to such distributions must be reported annually to the IRS and to each non-U.S. holder. Non-U.S. holders generally will have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading "Distributions on our common stock," will generally be exempt from U.S. backup withholding.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

  FATCA

        Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless: (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA.

        Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock.

  U.S. federal estate tax

        Shares of our common stock that are owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual's gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        The preceding discussion of material U.S. federal tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITER

        Morgan Stanley & Co. LLC is acting as sole underwriter of the offering. Subject to the conditions in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. LLC, has agreed to purchase, and we have agreed to sell to Morgan Stanley & Co. LLC, an aggregate of 6,000,000 shares of our common stock.

        The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter's option to purchase additional shares described below.

        The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $1.02 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

        We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 900,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$31.25	$187,500,000	$215,625,000
Underwriting discounts and commissions to be paid by us	$1.70	$10,200,000	$11,730,000
Proceeds, before expenses, to us	$29.55	$177,300,000	$203,895,000

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $252,989. We have agreed to reimburse the underwriter for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $20,000.

        Our common stock is listed on The Nasdaq Global Select Market under the trading symbol "EDIT."

        We, and each of our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus, or the restricted period:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned by us or them or any other securities so owned convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  publicly disclose the intention to make any such offer, pledge, sale, contract, purchase, grant, loan, transfer, or disposition, or enter into any such swap or other arrangement whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we will not file any registration statement with the SEC relating to the offering of, or such other person will not, during the restricted period of 90 days, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to certain transactions, including:

  •
  the sale of shares to the underwriter;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the vesting of a restricted stock unit or the conversion of a security outstanding on the date of this prospectus and described in this prospectus or any document incorporated by reference herein, of which the underwriter has been advised in writing;

  •
  the issuance by us of any options and other awards granted under a stock incentive plan or stock purchase plan described in this prospectus or any document incorporated by reference herein (and the issuance by us of shares of common stock upon the exercise thereof) or pursuant to Nasdaq Stock Market Rule 5635(c)(4);

  •
  the filing by us of any registration statement on Form S-8 or a successor form thereto relating to the shares of common stock granted pursuant to or reserved for issuance under a stock incentive plan or stock purchase plan described in this prospectus or inducement awards pursuant to Nasdaq Stock Market Rule 5635(c)(4);

  •
  the filing by us of a registration statement on Form S-3 relating to the shares of our common stock which are issuable upon settlement of promissory notes issued in satisfaction of payment obligations under our existing licensing agreements described in this prospectus or any document incorporated by reference herein;

  •
  (a) the issuance by us of shares of common stock upon conversion of promissory notes issued in satisfaction of payment obligations under certain license agreements where our payment obligations may be satisfied by the issuance of promissory notes that may be settled in shares of common stock, and described in this prospectus or any document incorporated by reference herein; or (b) the issuance by us of shares of common stock or other securities issued in connection with any (i) mergers, (ii) acquisition of securities, businesses, property or other assets, (iii) joint ventures, (iv) strategic alliances, (v) partnerships with experts or other talent to develop or provide content, (vi) equipment leasing arrangements or (vii) debt financing; provided that (x) the aggregate number of shares of common stock or other securities issued pursuant to exceptions described in this bullet point shall not exceed 10.0% of the total number of shares of common stock then outstanding at the first such issuance (determined, in the case of any such other securities, based on the maximum number of shares of common stock issuable upon conversion, exercise or exchange of such other securities, whether or not such others securities are then convertible into or exercisable or exchangeable for shares of common stock) and (y) each recipient of any such shares of common stock or other securities pursuant to clause (b) of this bullet point shall execute and deliver to Morgan Stanley & Co. LLC a lock-up agreement with restrictions substantially similar to those described in this prospectus;

  •
  subject to certain limitations, transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

  •
  subject to certain limitations, transfers by any person other than us of shares of common stock or any security convertible into common stock as a bona fide gift, transfers or dispositions of shares of common stock or such other securities to any trust for the direct or indirect benefit of such person or the immediate family of such person in a transaction not involving a disposition for value, transfers or dispositions of shares of common stock or such other securities to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by such person or the immediate family of such person in a transaction not involving a disposition for value, transfers or dispositions of shares of common stock or such other securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary, or a member of the immediate family of such person, or distributions of shares of common stock or any security convertible into common stock to limited partners, members or stockholders of such person;

  •
  subject to certain limitations, transfers or dispositions of common stock or any security convertible into or exercisable or exchangeable for common stock to us pursuant to any contractual arrangement in effect at the date of the agreement described in this prospectus or any document incorporated by reference herein that provides for the repurchase of such person's common stock or such other securities by us or in connection with the termination of such person's employment with us;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

  •
  subject to certain limitations, the sale of shares of common stock on behalf of employees for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the vesting of any restricted stock unit described in this prospectus or any document incorporated by reference herein;

  •
  subject to certain limitations, transfers or dispositions of shares of common stock by certain of our executive officers and shareholders under trading plans established pursuant to Rule 10b5-1 and in effect prior to the date of this prospectus; or

  •
  subject to certain limitations, sales or other dispositions of common stock by any person other than us for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the vesting of any restricted stock unit held by such person.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under its option to purchase additional shares. The underwriter can close out a covered short sale by exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under its option to purchase additional shares. The underwriter may also sell shares in excess of its option to purchase additional shares, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

        We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares of common stock for sale to its online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations.

Other Relationships

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

  General

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Canada

        The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

  United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

  Australia

        This prospectus:

  •
  do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or Corporations Act;

  •
  have not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement, or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

        As any offer of securities under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign, or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

  Bermuda

        Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

  British Virgin Islands

        The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the company. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

        This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the securities for the purposes of the Securities and Investment Business Act, 2010, or SIBA, or the Public Issuers Code of the British Virgin Islands.

        The securities may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of our company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

  China

        This prospectus does not constitute a public offer of the securities, whether by sale or subscription, in the People's Republic of China, or PRC. The securities are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the securities or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.

  Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the Dubai International Financial Centre, or DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

  Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  WARNING

        The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

  Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

        Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

  Korea

        The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold, or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or FETL. The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

  Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

  Saudi Arabia

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended, or CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorised financial adviser.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

          (a)   to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

          (b)   where no consideration is or will be given for the transfer;

          (c)   where the transfer is by operation of law;

          (d)   as specified in Section 276(7) of the SFA; or

          (e)   as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

  South Africa

          (a)   Due to restrictions under the securities laws of South Africa, the securities are not offered, and the offer shall not be transferred, sold, renounced, or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

              (i)  the offer, transfer, sale, renunciation or delivery is to: (a) persons whose ordinary business is to deal in securities, as principal or agent; (b) the South African Public Investment Corporation; (c) persons or entities regulated by the Reserve Bank of South Africa; (d) authorised financial service providers under South African law; (e) financial institutions recognised as such under South African law; (f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or (g) any combination of the person in (a) to (f); or

             (ii)  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

        No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

  Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus or any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        None of this prospectus, the accompanying prospectus or any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

  Taiwan

        The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of the shares in Taiwan.

  United Arab Emirates

        The securities have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering, and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, or the Dubai Financial Services Authority.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.editasmedicine.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-37687) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed February 26, 2020;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed May 8, 2020;

  •
  Current Reports on Form 8-K filed January 10, 2020, May 6, 2020, May 15, 2020 and June 15, 2020; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 2016, including any amendments or reports filed for the purpose of updating such description.

        A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Editas Medicine, Inc.
Attn: Investor Relations
11 Hurley St.
Cambridge, MA 02141
(617) 401-9000